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		    Annual Statement of Compliance


April 1, 2004

Subject: 1999-CB5, C-BASS Mortgage Loan Asset Backed Certificates

To Whom It May Concern:

The undersigned Officer of Litton Loan Servicing LP provides the Annual Statement as to Compliance as required by the Pooling and Servicing Agreement for the above referenced security and certifies that (i) a review of the activities of the Servicer during such preceding fiscal year (or such shorter period in the case of the first such report) and of performance under this Agreement has been made under my supervision, and (ii) to the best of my knowledge, based on such review, the Servicer has fulfilled all its obligations under this Agreement for 2001.



Litton Loan Servicing LP

/s/ Janice McClure
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Janice McClure
Senior Vice President
April 1, 2004

/s/ Ann Kelley
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Ann Kelley
Secretary
April 1, 2004